Exhibit 99.1
Holly Energy Partners and Holly Corporation Announce Agreement in Principle for Acquisition of Pipeline and Tankage Assets
DALLAS, TX, November 20, 2007 — Holly Energy Partners, L.P. (NYSE:HEP) and Holly Corporation (NYSE:HOC) today announced an agreement in principle for the acquisition by Holly Energy from Holly of certain pipeline and tankage assets for approximately $180 million. The approximate purchase price of $180 million is expected to be paid in cash of approximately $171 million and Holly Energy common units valued at approximately $9 million. In connection with the closing of the proposed transaction, Holly and Holly Energy would enter into a 15-year pipelines and tankage agreement containing minimum annual revenue commitments from Holly. Holly Energy expects to finance the cash portion of the acquisition through a combination of issuance of debt and borrowings under the Partnership’s $100 million revolving credit facility. The proposed transaction has been approved by the Boards of Directors for both Holly Energy and Holly after approvals by the Conflicts Committee for Holly Energy, which is comprised solely of independent outside directors for Holly Energy, and the Holly Audit Committee, which is composed solely of outside directors of Holly. The Boards of Directors for both companies have obtained fairness opinions from financial advisory firms in connection with this proposed transaction. Completion of the transaction is subject to Holly Energy’s obtaining satisfactory financing and to other customary closing conditions. The companies expect the proposed transaction to close during the fourth quarter of 2007 or the first quarter of 2008.
These assets being acquired consist of:
•	The Navajo Refinery crude oil delivery system—Approximately 136 miles of crude oil trunk lines delivering crude to the Navajo refining facility in Southeast New Mexico.

•	Western Permian Basin crude gathering lines plus lease connection lines—Approximately 675 miles of gathering and connection pipelines located in West Texas and New Mexico. These lines primarily connect to the acquired crude oil refinery delivery system.

•	Refinery on-site crude tankage located within the Navajo and Woods Cross refinery complexes, with approximately 600,000 barrels per day of storage capacity.

•	Artesia to Roswell, New Mexico jet fuel products pipeline and terminal (terminal leased through September 2011).

•	Woods Cross Refinery pipelines—Approximately 14 miles of crude oil and product pipelines.
“This acquisition fits well into Holly Energy’s strategy of disciplined growth through the addition or expansion of steady income generating assets. As with all of Holly Energy’s existing assets, this acquisition consists of assets generating 100% fee based transportation and terminal revenues. We expect this transaction will be immediately positive for Holly Energy’s distributable cashflow. These assets coupled with Holly Energy’s current set of organic projects should allow Holly Energy to continue with its strong track record of providing growth to its limited partners,” said Matt Clifton, Chairman and CEO of Holly and Holly Energy.
About Holly Energy Partners L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
About Holly Corporation:
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 85,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in Woods Cross, Utah. Holly also currently owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and Holly Energy’s other customers;

•	The demand for refined petroleum products in markets we serve;

•	The ability of Holly Energy to complete this acquisition from Holly Corporation as well as previously announced pending or contemplated acquisitions;

•	The availability and cost of financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing Holly Energy pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell,
Vice President and Chief Financial Officer,
Holly Corporation / Holly Energy Partners

214-871-3555
M. Neale Hickerson,
Vice President-Investor Relations,
Holly Corporation / Holly Energy Partners
214-871-3555